As filed with the Securities and Exchange Commission on September 14, 2000

                                        File No . 70-9743

                     UNITED STATES
           SECURITIES AND EXCHANGE COMMISSION
                 WASHINGTON, D.C. 20549
      --------------------------------------------
                    AMENDMENT NO. 1
                           TO
          FORM U-1 APPLICATION OR DECLARATION
                         UNDER
     THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
      --------------------------------------------


                  Entergy Corporation
                   639 Loyola Avenue
              New Orleans, Louisiana 70013

   (Name of company or companies filing this statement
       and address of principal executive offices)
      --------------------------------------------

               Michael G. Thompson, Esq.
       Senior Vice President and General Counsel
                  Entergy Corporation
                   639 Loyola Avenue
              New Orleans, Louisiana 70013
                     (504) 576-4000

       (Name and addresses of agents for service)
      --------------------------------------------
The Commission is requested to send copies of all notices, orders and communications in connection with this Application to:


Denise C. Redmann, Esq.          William S. Scherman, Esq.
Senior Counsel, Corporate        Paul Silverman, Esq.
 & Securities                    William C. Weeden
Entergy Corporation              Skadden, Arps, Slate,
639 Loyola Avenue                  Meagher & Flom LLP
New Orleans, Louisiana 70013     1440 New York Avenue, NW
                                 Washington, DC 20005



          Entergy Corporation hereby amends its Form U-1
Declaration by filing the attached preliminary proxy materials with all attachments as Exhibit B-1.

                        SIGNATURE

          Pursuant to the requirements of the Public
Utility Holding Company Act of 1935, the undersigned
Applicant has duly caused this Declaration on Form U-1 to be signed on its behalf by the undersigned thereunto duly authorized.


ENTERGY CORPORATION:

By: /s/ Michael G. Thompson      Date: September 14, 2000
      Michael G. Thompson

Title: Senior Vice President,
       General Counsel and Secretary